Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N1-A of Cashmere Fund and to the use of our report dated May 30, 2025 on the financial statements and financial highlights of the Cashmere Fund, appearing in Form N-CSR for the year ended March 31, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 26, 2025